Exhibit C

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-237583 and No. 333-266905) on Form N-2 of Eagle Point Income Company Inc. of our report dated February 22, 2023, with respect to the financial statements, the financial highlights and the accompanying supplemental information, which appear in this Form N-CSR.

New York, New York

February 22, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.